Exhibit 99.2

Cactus Acquisition Corp. 1 Limited Announces Full Exercise of $16.5 Million Over-Allotment Option in Connection with its Initial Public Offering

NEW YORK, November 1, 2021 (GLOBE NEWSWIRE) -- Cactus Acquisition Corp. 1 Limited (the “Company”) announced today that the underwriters of its previously announced initial public offering of units have fully exercised their over-allotment option on October 29, 2021, resulting in the expected issuance of an additional 1,650,000 units at a public offering price of $10.00 per unit. After giving effect to the exercise of the option, an aggregate of 12,650,000 units are expected to be issued in the initial public offering at an aggregate offering price of $126,500,000.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “CCTS” and “CCTSW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on Israel-related technology-based healthcare companies. The Company is led by Nachum (Homi) Shamir, Chairman of the Board of the Company, Ofer Gonen, CEO of the Company, and Stephen T. Wills, CFO of the Company.

Oppenheimer & Co. Inc. and Moelis & Company LLC are acting as joint book-running managers of the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors
Cactus Acquisition Corp. 1 Limited
Ofer Gonen, Chief Executive Officer
gonen@cactusac1.com